Exhibit 99.1

Ladder Capital Corp Announces Fourth Quarter 2015 Dividend to Holders of Class A Common Stock

NEW YORK--(BUSINESS WIRE)--December 1, 2015--Ladder Capital Corp (“Ladder” or the “Company”) (NYSE:LADR) today announced the declaration by its Board of Directors of a fourth quarter 2015 dividend of $1.45 per share of Class A common stock. The dividend will be paid in a combination of cash and stock (as previously announced) on January 21, 2016 to stockholders of record as of the close of business on December 10, 2015.

Stockholders may elect to receive the fourth quarter 2015 dividend in all cash (a “Cash Election”), or all shares of Ladder’s Class A common stock (a “Share Election”). Election forms and materials will be mailed to registered shareholders promptly after the record date of December 10, 2015, and will be due by January 8, 2016. Stockholders who do not return an election form, or who otherwise fail to properly complete an election form, will be deemed to have made a Share Election.

The total amount of cash payable to all stockholders is limited to a maximum of 20% of the total value of the fourth quarter 2015 dividend (the “Cash Amount”). If the aggregate amount of cash to be distributed to stockholders making Cash Elections exceeds the Cash Amount, then the Cash Amount will be prorated among such stockholders, and the remaining portion of the fourth quarter 2015 dividend will be paid to such stockholders in shares of Ladder’s Class A common stock plus cash in lieu of any fractional shares. In no event will any stockholder making a Cash Election receive less than 20% of such stockholder’s dividend in cash.

The total number of shares of Class A common stock to be distributed pursuant to the fourth quarter 2015 dividend will be determined based on stockholder elections and the volume weighted average price per share of Class A common stock on the New York Stock Exchange for the three trading days after the date that election forms are due. Shares of Class A common stock distributed as part of Ladder’s fourth-quarter 2015 dividend shall accrue dividend and other benefits together with all other shares of Ladder’s Class A common stock.

The fourth quarter 2015 dividend includes a one-time earnings and profits distribution of approximately $0.90 per share of Class A common stock. The portion of the dividend that is attributable to the accumulated earnings and profits distribution should be treated as “qualified dividend income” for U.S. federal income tax purposes.

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Boca Raton, Los Angeles and San Francisco.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical facts, and involve certain risks and uncertainties, as well as assumptions. Investors are cautioned to review the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as its consolidated financial statements, related notes, and other financial information appearing therein, and its other filings with the Securities and Exchange Commission.

CONTACT:
Investors
Ladder Capital Corp Investor Relations
917-369-3207
investor.relations@laddercapital.com